Exhibit 10.1

Form of Letter Agreement for the following executives: Richard Cimino, William Klitgaard,  James Lovett, Deborah Tanner and John Watson

February 21, 2012

Name / Address

Re:	Employment Letter Agreement (the “Agreement”)

Dear [Name]:

Position

As [Job Title], you will report directly to the Chief Executive Officer of Covance Inc. (“Covance” or the “Company”).

Term

This Agreement shall commence as of February 21, 2012 and unless earlier terminated shall continue until the third anniversary of such date (the “Expiration Date”).  Except as provided below or unless earlier terminated, your employment under this Agreement shall automatically be extended for successive three-year periods commencing on the Expiration Date and each three year anniversary thereof unless you are notified in writing by the Chief Executive Officer of Covance at least 13 months prior to the date on which your employment under this Agreement is next scheduled to expire that this Agreement will not be extended.  In the event you cease to be a member of the Executive Committee (or any successor committee), regardless of the reason for such cessation, and regardless of whether you are still employed by Covance or a subsidiary thereof, your employment under this Agreement will terminate at the end of the then current three-year term (as extended by any renewal term if applicable).

Salary and Bonus

Your salary will be determined annually by the Board of Directors of the Company (the “Board”) or the Compensation and Organization Committee, subject to a performance and merit review.

You will participate in the Covance Variable Compensation Plan (the “Bonus Plan”) subject to the terms and conditions thereof.  Payouts under the Bonus Plan are contingent upon a number of factors, as specified in the Bonus Plan, including your performance and the Company’s performance.  You will be eligible for a bonus equal to such percentage of your earned base salary as is determined annually by the Compensation and Organization Committee of the Board (the “Target Bonus Award”).  This Agreement does not constitute an amendment, modification or supplement to the Bonus Plan and to the extent there are any inconsistencies between this Agreement and the Bonus Plan, the latter shall govern.  Further, the Bonus Plan is subject to modification or discontinuation at the discretion of Covance.

Supplemental Pension Plan

A supplemental executive retirement plan (as amended, modified or adopted from time to time, the “SERP”) has been adopted for the senior executives of Covance in which you will participate.  The SERP is a non-qualified, unfunded retirement plan designed to provide retirement benefits to you upon your retirement on or after attaining age 60, with provisions enabling you to receive reduced benefits if you retire after attaining age 55.

Investment and Benefit Plans

You will be eligible to participate in all the Covance employee benefit plans, including medical, dental, life insurance, disability, 401(k) savings plan, and management deferral plan, in accordance with the terms and conditions of those plans.  In addition, you will receive paid time off benefits consistent with the provisions of our Paid Time Off Plan.

Equity Awards

You may be awarded from time to time additional compensation (such as stock options or performance shares) pursuant to Covance’s 2010 Employee Equity Participation Plan (as amended, modified or supplemented from time to time, the “EEPP”) or any additional or replacement incentive compensation or long-term compensation program established by Covance for its senior officers.  Any awards under such programs shall be at such levels or in such amounts as the Board or the Compensation and Organization Committee deems, in its sole discretion, appropriate for your position and the performance of your duties.

Severance

Should you be involuntarily terminated by the Company for reasons other than (1) for Cause (as defined below); (2) as a result of your Extended Disability (as defined below) or (3) within the 24 month period following a Change-of-Control (as defined below), the Company shall pay you the following amounts (subject to the paragraph entitled “Specified Employee,” if applicable):

(i)            An amount equal to the sum of (a) one year of base salary in effect at the time of termination plus (b) an amount equal to the product of your target bonus percentage and your base salary in effect at the time of termination (the sum of (a) and (b) being, collectively, the “Termination Payments”), payable in equal installments on the Company’s normal payroll cycle during the one-year period following such involuntary termination;

(ii)           Your base salary (payable on the normal payroll cycle) with the Company in effect at the time of such involuntary termination for the one year period starting on the date of the first anniversary of such involuntary termination, in the event that, after reasonable efforts by you, you have been unable to obtain a suitable alternative vocation, as determined by the Company’s Chief Executive Officer in his sole discretion; and

(iii)          In the event you elect COBRA continuation for you and your eligible dependents, the monthly premium for such coverage from the date of such involuntary termination until the date that is the later of (x) the first anniversary of such involuntary termination and (y) the date you have obtained a suitable alternative vocation, as determined in accordance with subsection (ii) above (such period being the “Health Continuation Period”).  For the remainder of any applicable COBRA period after the expiration of the Health Continuation Period, you shall be responsible for such costs.  Notwithstanding the foregoing, if you have not found a suitable alternative vocation, as determined in accordance with subsection (ii) above on or prior to the date that is 18 months after your involuntary termination from the Company, then the Company shall continue paying the equivalent premium payments until the earlier of (I) the date you find a suitable alternative vocation, as determined in accordance with subsection (ii) above and (II) the date that is the second anniversary of your involuntary termination from the Company.  In the event you were terminated for Cause or you terminate your employment for any reason and the COBRA election is still available to you under applicable law, and you so elect the COBRA continuation, you shall be responsible for all health benefit premium costs.

(iv)          You will be given the option to convert your life insurance benefit to a personal life insurance policy, and if you so elect, the monthly premiums will be paid by the Company for the period during which the Company pays the monthly premiums for health coverage in accordance with subsection (iii) above.

Notwithstanding anything in this Severance paragraph to the contrary, you agree that if you obtain or are provided with medical and dental benefits (whether from a spouse or from a new employment position), then you shall promptly notify the Company that such benefits are being provided to you and the Company shall cease providing such coverage or discontinue paying the premiums for such insurance, as applicable.  You agree to promptly update the Corporate Vice President, Human Resources of the Company of any change in your employment or benefits coverage status during any period you are receiving benefits or payments hereunder.

Please refer to that certain Confidentiality and Non-Competition Agreement between you and the Company (the “Non-Competition Agreement”).  You agree that any of the severance payments under subsection (i) or (ii) above shall constitute the payment of your base salary under Section 4(a)(ii) of the Non-Competition Agreement.

“Cause” shall mean (i) your conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor if such misdemeanor involves moral turpitude; (ii) your commission of any act of gross negligence or intentional misconduct in the performance or non-performance of your duties as an employee of Covance or its affiliates, including without limitation, any actions which constitute sexual harassment under applicable laws, rules or regulations; (iii) your failure to perform your duties assigned for a period of thirty (30) or more days unless such failure is caused by an Extended Disability (as defined below); or (iv) your misappropriation of assets, personal dishonesty or intentional misrepresentation of facts which may cause Covance or its affiliates financial or reputational harm.

“Extended Disability” shall (i) mean you are unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of your position (as determined by Covance), or (ii) have the meaning specified in any disability insurance policy maintained by Covance, whichever is more favorable to you.

Except as may be otherwise provided herein or in any applicable Covance compensation and benefit plans, Covance shall not be liable for any salary or benefit payments to you beyond the date of your voluntary termination of employment with Covance.  Upon the termination of your employment with Covance for death, Cause or for Extended Disability, or due to a voluntary termination, you shall not be entitled to any compensation or other benefits not already earned and owing to you on account of your services on the date of such termination of employment.  The provision of any benefits pursuant to this Agreement shall be in lieu of, and not in addition to, any payment or benefits you otherwise would have been entitled to pursuant to any severance pay plan of the Company, including, without limitation, the Company’s Amended and Restated Severance Pay Plan.

Change-of-Control

Upon an Event of Termination (as defined below), you will be entitled to a lump sum payment equal to the sum of (1) the product of (a) 3 and (b) your base annual salary in effect at the time of the Event of Termination and (2) the product of (a) 3 and (b) the number that is your base annual salary times your target bonus percentage, each as in effect at the time of the Event of Termination.  Except as otherwise provided under the paragraphs entitled “Specified Employee” and “Release,” such payment will be made within 60 days following the Event of Termination.  In addition, upon an Event of Termination, all of your stock options, restricted stock, deferred compensation and similar benefits which have not become vested on the date of an Event of Termination shall become vested upon such event.

For the purposes of this Agreement, an “Event of Termination” is defined to be a termination of your employment by Covance (for reasons other than Cause or Extended Disability) or a Constructive Termination (as defined below) of your employment, in each case within 24 months following a Change-of-Control (as defined below).

For purposes of this Agreement, a “Change-of-Control” shall mean:

(i)            any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(ii)           any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the

12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

(iii)          a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iv)          a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding the foregoing, an event will not constitute a “Change-of-Control” unless it also satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5).

For purposes of this Agreement, a “Constructive Termination” is defined to be your termination of employment with Covance because of:

(i)            a material breach by Covance of this Agreement, including, without limitation, a reduction in your then current salary or the percentage of base salary eligible for incentive compensation;

(ii)           a diminution of your responsibilities, status, title or duties hereunder;

(iii)          a relocation of your work place which increases the distance between your principal residence and your work place by more than 25 miles;

(iv)          a failure by Covance to provide you with benefits which are as favorable to you in all material respects as those provided immediately prior to a Change-of-Control; or

(v)           the failure of any acquiror or successor in interest to the business of Covance to agree in writing to be bound by the terms of this Agreement within four months of any Change-of-Control;

provided, however, that a Constructive Termination will only occur upon (1) written notice by you to Covance of the existence of one or more of the conditions listed above and your intent to terminate employment with Covance, within 30 days after the commencement of such condition; and (2) Covance’s failure to cure such condition within 30 days after Covance’s receipt of such notice.  Any such written notice by you shall specify the particular act or acts, or failure to act, which is or are the basis for your Constructive Termination.

In the event you are involved in any dispute about your rights under this Agreement arising on or after a Change-of-Control, Covance shall pay all reasonable legal costs and fees incurred by you during your lifetime in connection with such dispute promptly upon receipt of any invoice relating thereto, provided that any such reimbursement shall be made no later than December 31 of the year following the year during which such cost or expense is incurred.

With respect to an Event of Termination, medical and dental benefits will be continued, to the extent they are not otherwise prohibited under the respective plans and on the terms and conditions of the relevant provisions of this Agreement and the applicable plan, until you find other employment but not longer than three years from the date of the Event of Termination.  In addition, you will be given the option to convert your life insurance benefit to a personal policy and if you so elect, Covance will pay such monthly premiums until you find other employment but not longer than three years from the date of the Event of Termination.

Notwithstanding the foregoing, to the extent applicable, any claims for reimbursement of medical and dental expenses under this Agreement shall be paid as soon as administratively feasible following the proper submission of the applicable expense; provided that all claims must be submitted and paid by December 31 of the year following the year during which you incurred the applicable expense.

Specified Employee

Notwithstanding any other provision of the Agreement, if (i) you become entitled to receive payments or benefits under this Agreement as a result of your “separation from service” within the meaning of Code Section 409A, (ii) you are a “specified employee” within the meaning of Code Section 409A, and (iii) such payment or benefit would be subject to tax under Code Section 409A if the payment or benefit is paid within six months after your separation from service, then such payment or benefit required under this Agreement shall not be paid until the first day which is six months after your separation from service (or the date of your death, if earlier).

Payments Subject to Code Section 4999

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, to or for the benefit of you, whether made under this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) and if the net-after tax amount (taking into account all applicable taxes payable by you, including any Excise Tax) that you would receive with respect to such Payments does not exceed the net-after tax amount you would receive if the amount of such Payments was reduced to the maximum amount which could otherwise be payable to you without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) the latest scheduled cash Payment shall first be reduced (if necessary, to zero), (ii) after the application of clause (i), the then latest scheduled cash Payment shall be reduced (if necessary, to zero) and this process shall continue until all cash Payments have been reduced (if necessary, to zero), (iii) non-cash Payments that are included under Section 280G of the Code at full value rather than accelerated value shall next be reduced (if necessary, to zero), with the highest-value Payments reduced first; and (iv) all other non-cash Payments shall next be reduced with the highest value Payments reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24).

(b)           All determinations required to be made under this section, including, without limitation, whether any reduction is required and the amount of such reduction, shall be made by an accounting firm chosen by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to Covance and you within 30 days of the Event of Termination, if applicable, or such earlier time as is requested by Covance.  Any determination by the Accounting Firm shall be binding upon Covance and you.

Injunctive Relief

You agree that the remedies available to Covance at law for any breach of any of your obligations under this Agreement may be inadequate, and you accordingly agree and consent that temporary or permanent injunctive relief, and/or an order of specific performance, may be granted in any proceeding which may be brought to enforce any provision hereof, without the necessity of proof of actual damage or the requirement to post bond, in addition to any other remedies available to Covance at law.

Outplacement

If there has been an Event of Termination, Covance shall provide for you, at Covance’s cost, executive outplacement support for one year following such termination; provided that all reimbursements of costs and expenses under this paragraph shall be made to you no later than December 31 of the year following the year during which you incurred the applicable cost or expense.

409A

This Agreement is intended to comply with, or be exempt from, Code Section 409A and shall be interpreted in a manner consistent therewith and without increasing the cost to the Company hereunder.  Notwithstanding anything contained herein to the contrary, in no event shall the Company or any of its affiliates have any liability to you in the event that this Agreement does not comply with, or is not exempt from, Code Section 409A.  All reimbursements of costs and expenses under this Agreement shall be made to you no sooner than the date the underlying expense is incurred and no later than December 31 of the year following the year during which you incurred the applicable cost or expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  Each severance payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

Release

If there has been an Event of Termination or if there has been no Change-of-Control but you have been terminated by Covance without Cause, the obligation of Covance to make to you any or all of the payments and benefits specified under this Agreement (including, without limitation, the Termination Payments, the salary continuation payments described in subsection (ii) of the paragraph entitled Severance of this Agreement or the payments specified under the paragraph headed “Change of Control,” as applicable, but excluding any earned but unpaid base salary and other benefits required by law to be provided) shall be subject to your execution and delivery to Covance of a release in form and substance reasonably satisfactory to Covance of all claims, demands, suits or actions, whether in law or at equity, you have or may have against Covance or its affiliates, including without limitation any such claim relating to or giving rise from such Event of Termination or non-Cause termination.  Such release must be returned to the Company and become effective no later than the 60th day following such Event of Termination or non-Cause termination. Subject to the following sentence, payments under this Agreement shall commence as soon as practicable following the effective date of such release.  If any of the severance benefits payable to you under this Agreement are considered “deferred compensation” within the meaning of Code Section 409A and if such 60 day release period overlaps two calendar years, then to the extent required to comply with Code Section 409A, any such payment or benefit that would otherwise be paid or provided during such first taxable year shall be instead withheld and paid or provided on the first payroll date in such second taxable year, with all remaining payments and benefits to be made and provided as if no such delay had occurred.

Plans and Conflicts

As in the case with the Bonus Plan, the Agreement does not constitute an amendment, modification or supplement to any other plan or policy (benefit, compensation or otherwise, including without limitation the EEPP, 401(k) Savings Plan, and management deferral plan) of Covance, whether or not described in the Agreement, and to the extent there is any inconsistency between the Agreement and any other plan (benefit, compensation or otherwise, including without limitation the EEPP, 401(k) Savings Plan, and management deferral plan), of Covance, whether or not described herein, such plans or policies shall govern.  Further, nothing in this Agreement shall constitute a limitation on Covance’s right to modify or discontinue any such plans or policies.

The provisions of employment relating to health benefits, vacation and reimbursement for business expenses, professional dues, etc. will be administered in accordance with Company policies, as they may be amended, modified or supplemented from time to time.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to any conflicts of law provisions.

Conditions to Effectiveness

This Agreement will become effective as of the date first written above upon which all of the following conditions have been satisfied:

a)             The Board has approved this Agreement; and

b)            The Agreement has been executed and delivered by each of you and Covance.

Representations and Warranties

You hereby represent and warrant to Covance the following:

a)             You are not currently party to any contract of employment that might impede or impair your ability to execute this Agreement or perform the services contemplated hereof.

b)            You are not subject to any non-competition agreement, arrangement or understanding or any other restrictive covenants that might restrict your employment by Covance pursuant to this Agreement or otherwise.

c)             You shall hold the terms and conditions of your employment with Covance, including this Agreement, in strict confidence and will not divulge the terms thereof to anyone else except employees or agents of Covance who have a need to know or your spouse, accountant, investment advisor, lawyer or others who have a need to know, provided, they are under similar obligations of confidentiality.

Waivers

The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of future performance under the provision itself.

Scope of Restrictions Reasonable

You hereby expressly agree that all of the covenants in this Agreement are reasonable and necessary in order to protect Covance and its business.  If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

Assignment; Amendments

This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns.  Except in the event of a transfer to a successor corporation or other entity or affiliate of Covance, neither party shall have the right to assign its rights or delegate its obligations, or all or any portion of its rights or interests under this Agreement without the prior written consent of the other party hereto.  This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

Notification

Any notice, request, demand, or other communication required or permitted by this Agreement shall be deemed to be properly given if delivered by hand or when mailed certified, registered or first class mail or overnight courier with postage or shipping charge prepaid, addressed to Covance at 210 Carnegie Center, Princeton, New Jersey 08540, Attention: CEO and to you at your address specified above, and all such notices shall be deemed effective at the time of delivery.  The addresses for the purpose of this paragraph may be changed only by giving written notice of such change in the manner provided herein for giving notices.

Captions

The captions of the paragraphs herein are inserted as a matter of convenience only and in no way define, limit or describe the scope of this Agreement or any provisions hereof.

Entire Agreement

This Agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof, and as such supersedes in its entirety any existing agreement or offer letters, whether oral or written, between you and Covance, except for any confidentiality and/or non-competition agreements between you and Covance (including, without limitation, the Non-Competition Agreement) which shall continue in full force and effect in addition to any of the provisions contained in this Agreement.

Employee at Will

This Agreement is not a fixed-term contract of employment.  Your employment by Covance is for no fixed term, and either you or Covance may terminate the employment relationship at any time for no reason or any reason not prohibited by applicable laws.

Please indicate your agreement with the terms and conditions of this Agreement by signing two copies of this Agreement and returning them to my attention.

Withholding

All payments made by Covance under this Agreement will be reduced by any tax or other amounts required to be withheld by Covance under applicable law.

Very truly yours,

Joseph Herring
Chairman and Chief Executive Officer

Accepted as of the date first above specified:

By: